Exhibit 99.1

FOR IMMEDIATE RELEASE	OTCQX: RESX

RestorGenex Reports
Third Quarter 2015 Financial Results

Buffalo Grove, Illinois (November 12, 2015) - RestorGenex Corporation (OTCQX: RESX), a specialty biopharmaceutical company focused on developing products for oncology, ophthalmology and dermatology, today reported on its cash balance and financial results for the nine months ended September 30, 2015.

As of September 30, 2015, cash and cash equivalents totaled approximately $14.6 million, which the Company believes is sufficient to fund its operations into the second half of 2016. The Company has no debt. RestorGenex incurred a net loss of $20.7 million for the nine months ended September 30, 2015, or $1.11 per share, compared to net loss of $9.3 million, or $0.76 per share, for the nine months ended September 30, 2014. The primary reason for the increase in net loss was an $11.1 million non-cash impairment of goodwill during the nine months ended September 30, 2015.

The Company intends to file its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 within the next few days.

About RestorGenex Corporation

RestorGenex is a specialty biopharmaceutical company focused on developing a portfolio of first-in-class therapeutic products to treat diseases across the oncologic, ophthalmologic and dermatologic space. RestorGenex’s lead product is a novel PI3K/Akt/mTOR pathway inhibitor which has completed two Phase I clinical trials for age-related macular degeneration and is in pre-clinical development for glioblastoma multiforme. The current pipeline also includes a “soft” anti-androgen compound for the treatment of acne vulgaris. RestorGenex’s novel inhibition of the PI3K pathway and unique targeting of the androgen receptor show promise in a number of additional diseases, which the Company is evaluating for the purpose of creating safe and effective treatments and innovative therapies. In addition, as a part of the Company’s corporate strategy, it continues to seek, consider and if appropriate to implement strategic alternatives with respect to its products and the Company, including licenses, business collaborations and other business combinations or transactions with other pharmaceutical and biotechnology companies.

For additional information please see: www.restorgenex.com.

Contact: Info@restorgenex.com